Exhibit 99.1

Press Release

For Immediate Release

Media Relations Contact:	Investor Relations Contact:
Dave Mellin	William Davis
+1 720-840-4788	+1 312-517-5725
dmellin@gogoair.com	ir@gogoair.com

Gogo Announces Personnel Actions in Response to

COVID-19-Related Decline in Airline Traffic

CHICAGO – April 21, 2020 – Gogo (NASDAQ: GOGO) today announced that effective May 4, it will furlough approximately 60% of its workforce and reduce compensation for most other employees as part of a broad-based cost reduction plan due to the impact of COVID-19.

The furloughs will impact more than 600 employees across all three of Gogo’s business segments. The time and duration of those furloughs will vary based on workload in individual departments.

Salary reductions will begin at 30% for the CEO, then 20% for the executive leadership team, and feather down from there. In addition, Gogo’s Board of Directors has agreed to reduce their compensation by 30%. Certain types of employees, such as hourly workers, will not have their compensation reduced.

Approximately 60% of Gogo’s revenue comes from its two commercial airline segments. Passenger traffic on commercial airlines using Gogo’s service has declined 95% this month compared to the prior year, resulting in a projected 60-70% reduction in sales for the month of April.

The remaining 40% of Gogo’s revenue comes from its business aviation segment which has seen a sharp decrease in flight activity. Additionally, since many business aircraft are flying less frequently, there has been an increase in requests for one-month account suspensions and a dramatic decrease in new plan activations for the month of April.

“The health and safety of our employees and customers is our first and most important priority, but the long-term health of our business is also a critical focus area,” said Oakleigh Thorne, president and CEO of Gogo. “In March, we announced 16 levers that we can employ to dramatically lower our costs in order to ensure our long-term viability, and we believe we are implementing the appropriate measures to accomplish that goal.”

In addition to personnel actions, the Gogo 16-lever plan includes, among other actions, renegotiating terms with suppliers, delaying aircraft equipment installations, deferring purchases of capital equipment, reducing marketing and travel expenses and eliminating non-essential spend.

“We established best- and worst- case scenarios and action plans against the 16 levers based on market conditions against those scenarios,” Thorne said. “Based on where the market is today, we believe these personnel actions are necessary, and if conditions worsen, we have additional levers to pull if needed.”

Gogo also announced today that it has applied for an $81 million grant and a $150 million loan under the recently enacted CARES Act. If Gogo receives government assistance, it will modify the personnel actions announced today to comply with the terms of that assistance.

Prior to today’s announcement, Gogo has already implemented several cost-cutting measures related to personnel, including a hiring freeze, suspension of 2020 merit salary increases, and deferral of the CEO’s 2019 bonus.

Gogo had $216 million cash on hand as of the close of business on April 20, 2020, including $22 million drawn under its revolving credit facility.

Gogo intends to provide an update on its response to the pandemic and share further details on the steps it is taking to strengthen its financial position when it hosts its first quarter 2020 earnings conference call.

“The impact of COVID-19 on air travel, and a challenging economy in general, mean we have to make tough decisions, including implementing these essential cost reductions,” said Thorne. “I am proud of our Gogo employees, who have risen to the challenge to ensure that our business continues to operate smoothly and effectively during this difficult time.”

About Gogo

Gogo is the Inflight Internet Company. We are the leading global provider of broadband connectivity products and services for aviation. We design and source innovative network solutions that connect aircraft to the Internet and develop software and platforms that enable customizable solutions for and by our aviation partners. Once connected, we provide industry leading reliability around the world. Our mission is to help aviation go farther by making planes fly smarter, so our aviation partners perform better, and their passengers travel happier.

You can find Gogo’s products and services on thousands of aircraft operated by the leading global commercial airlines and thousands of private aircraft, including those of the largest fractional ownership operators. Gogo is headquartered in Chicago with additional facilities in Broomfield, Colo., and locations across the globe. Connect with us at gogoair.com or business.gogoair.com.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release include “forward-looking statements” that are based on management’s beliefs and assumptions and on information currently available to management. Most forward-looking statements contain words that identify them as forward-looking, such as “anticipates,” “believes,” “continues,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms that relate to future events. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release, and Gogo undertakes no obligation to update or revise publicly any such forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements are based on estimates and assumptions by Gogo’s management that, although Gogo believes them to be reasonable, are inherently uncertain. Important factors that could cause actual results, developments and business decisions to differ materially from these forward-looking statements include developments in the COVID-19 pandemic and the resulting impact on Gogo’s business, operations and financial condition and the other uncertainties described under the heading “Risk Factors” in Gogo’s Annual Report on Form 10-K filed with the SEC on March 13, 2020.